EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-165225) pertaining to the 2005 Amended and Restated Performance Incentive Plan of NCI, Inc. of our report dated February 28, 2013, with respect to the consolidated financial statements of NCI, Inc., as of December 31, 2012 and for the two years in the period then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

McLean, VA

February 14, 2014